   As filed with the Securities and Exchange Commission on December 14, 2001


                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-14/A


            REGISTRIATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[X] Pre-Effective Amendment No. 1        [_] Post-Effective Amendment No.


                      AEGON/Transamerica Series Fund, Inc.
               (Exact name of Registrant as specified in Charter)

                        Area Code and Telephone Number:
                                 (800) 851-9777
                              570 Carillon Parkway
                       St. Petersburg, Florida 33716-1202
              (address of Principal Executive Offices) (Zip Code)

                              John K. Carter, Esq.
                      AEGON/Transamerica Series Fund, Inc.
                              570 Carillon Parkway
                         St. Petersburg, Florida 33716
                    (Name and address of agent for service)

                      ------------------------------------

                                    Copy To:

                          Catherine S. Wooledge, Esq.

                        Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20004-2415
                       ----------------------------------

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a futher amendment that specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.


Registrant has registered an indefinite number of shares of its common stock pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. Accordingly, no filing fee is being paid at this time.

                       ----------------------------------
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                     AEGON/TRANSAMERICA SERIES FUND, INC.

                                   Form N-14

                             Cross Reference Sheet
            Pursuant to Rule 481(a) Under the Securities Act of 1933

ITEM NO.                                         HEADING

Part A
1. Beginning of Registration Statement
   And Outside Front Cover Page of Prospectus.. Cover Page

2. Beginning and Outside Back Cover Page of
   Prospectus.................................  Cover Page

3. Synopsis and Risk Factors..................  Summary

4. Information About the Transaction..........  Letter to Shareholders; Summary;
                                                Reasons for the Exchange;
                                                Information About the Exchange

5. Information About the Registrant..........   Letter to Shareholders; Summary;
                                                Reasons For the Exchange;
                                                Information About the Exchange;
                                                Additional Information About the
                                                Portfolio and the Acquiring
                                                Portfolio
6. Information About the Company Being
   Acquired..................................   Letter to Shareholders; Reasons
                                                for the Exchange; Information
                                                About the Exchange; Additional
                                                Information About the Portfolio
                                                and The Acquiring Portfolio

7.  Voting Information                          Letter to Shareholders; Cover
                                                Page; Voting Information
8. Interest of Certain Persons
    and Experts                                 Not Applicable

9.  Additional Information Required for         Not Applicable
    Reoffering by Persons Deemed to be
    Underwriters


PART B                              STATEMENT OF ADDITIONAL INFORMATION
                                    CAPTION

10. Cover Page                                  Cover Page

11. Table of Contents                           Not Applicable

12. Additional Information about the            Statement of Additional
    Registrant                                  Information of ATSF (1)

13. Additional Information About the            Not Applicable
    Company being Acquired

14. Financial Statements                        Financial Statements; Pro Forma

                                                Financial Statements; ATSF
                                                Annual Report and Semi-Annual
                                                Report (2)


(1) Incorporated by reference to the Registration Statement of the Registrant on Form N-1A (File No.33-507 ).
(2) ATSF Annual Report incorporated by reference.


PART C

15. Indemnification

16. Exhibits

17. Undertakings

                                    PART A

The Prospectus for AEGON/Transamerica Series Fund, Inc. (the "Registrant") filed as Part A to Registrant's Registration Statement on Form N-14 (File No. 333-73354) is incorporated by reference. The Prospectus offers shares of International Equity, a series of the Registrant.


                                    PART B

The Statement of Additional Information (the "SAI") for AEGON/Transamerica Series Fund, Inc. (the "Registrant") filed as Part B to Registrant's Registration Statement on Form N-14 (File No. 333-73354) is incorporated by reference. The SAI supplements the Prospectus offering shares of International Equity, a series of the Registrant.


                                    PART C

The Part C for AEGON/Transamerica Series Fund, Inc. (the "Registrant"), filed as part of Registrant's Registration Statement on Form N-14 (File No. 333-73354) is incorporated by reference.

                                   SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant in the City of St. Petersburg and the State of Florida on the 14th day of December, 2001.



                              AEGON/Transamerica Series Fund, Inc.


                              /s/ John R. Kenney
                              ------------------
                              John R. Kenney

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John R. Kenney                        December 14, 2001
---------------------------------------

Chairman of the Board and President
John R. Kenney*

 /s/ Patrick S. Baird                     December 14, 2001
---------------------------------------

Executive Vice President and Director
Patrick S. Baird*

 /s/ Peter R. Brown                       December 14, 2001
---------------------------------------

Vice Chairman - Peter R. Brown*

 /s/ Charles C. Harris                    December 14, 2001
---------------------------------------

Director - Charles C. Harris*

 /s/ Russell A. Kimball, Jr.              December 14, 2001
---------------------------------------

Director - Russell A. Kimball, Jr.*

 /s/ William W. Short, Jr.                December 14, 2001
---------------------------------------

Director - William W. Short, Jr.*

/s/ Janice B. Case                        December 14, 2001
---------------------------------------

Director - Janice B. Case*

 /s/ Leo Hill                             December 14, 2001
---------------------------------------

Director - Leo Hill*

 /s/ Thomas R. Moriarty                   December 14, 2001
---------------------------------------

Treasurer and Principal Financial Officer
Thomas R. Moriarty*

 /s/ Kim D. Day                                December 14, 2001
-------------------------------------
Vice President and
Principal Accounting Officer
Kim D. Day*



/s/ John K. Carter
----------------------------------------
* Signed by John K. Carter
as Attorney-in-fact